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Exhibit 99.1

General Moly, Inc.—AMEX & TSX: GMO

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone: (303) 928-8599
Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES 4 MILLION POUND PER YEAR OFF-TAKE AGREEMENT WITH SeAH BESTEEL

        LAKEWOOD, COLORADO—May 15, 2008, General Moly Inc. (AMEX and TSX: GMO) announced the signing of an off-take agreement with SeAH Besteel Corporation, Korea's largest manufacturer of specialty steels. The agreement provides for the supply of approximately four million pounds per year of molybdenum for five years, beginning once Mt. Hope reaches commercial production levels. Like the ArcelorMittal off-take arrangement, the SeAH arrangement provides for a floor price significantly higher than the Mt. Hope estimated cash costs per pound and is offset by a variable discount to spot moly prices above the floor. The floor price also is subject to escalation.

        Bruce D. Hansen, Chief Executive Officer of General Moly, said, "We are extremely pleased to have SeAH Besteel joining our fold of strategic relationships and we will explore further strategic opportunities with the SeAH group of companies. This off-take agreement brings the total volume of floor price protected moly sales to a level of 10.5 million lbs (+/- 10%), or roughly one-third of the anticipated production that we will control from the Mt. Hope project. We view this transaction as another important step to further enhance our ability to ultimately access the debt finance markets."

* * * *

        General Moly is a U.S.-based molybdenum mineral exploration and development company listed on the American Stock Exchange and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project (formerly the Hall-Tonopah project) that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information—General Moly:
Investors—Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development—Greg McClain	(303) 928-8601	gmcclain@generalmoly.com
Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

        Statements herein that are not historical facts, such as statements relating to anticipated mine production levels and estimated production costs, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. For a detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-Q and 10-KSB, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

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  GENERAL MOLY ANNOUNCES 4 MILLION POUND PER YEAR OFF-TAKE AGREEMENT WITH SeAH BESTEEL